INVESTOR CONTACT: Kevin Thompson Chief Financial Officer 303-365-3813 kthompson@htlf.com MEDIA CONTACT: Ryan Lund SVP, Director of Corporate Communications 952-746-0439 rlund@htlf.com HTLF Announces CEO Bruce K. Lee to Retire at end of 2024 National Search for Replacement Underway Denver – February 20, 2024 – HTLF (NASDAQ: HTLF) announced today that Bruce K. Lee, President and Chief Executive Officer, and a member of the Board of Directors, intends to retire at the end of 2024. Concurrent with his retirement as CEO, Mr. Lee also intends to retire from the Board. The HTLF Board of Directors has formed a search committee and will use Heidrick & Struggles, a nationally recognized executive recruiting firm, to begin a nationwide search for Mr. Lee’s successor. Mr. Lee will continue to serve as CEO until his successor is chosen and assumes the role. He will assist with the transition through year-end. During the transition, the company will continue to execute HTLF 3.0, its strategic plan to better serve customers and drive efficiency, enhance revenue growth, deliver higher return on assets and more efficient use of capital. "On behalf of the Board, I want to thank Bruce for his significant contributions and dedicated years of service to HTLF,” said John K. Schmidt, HTLF Board Chairman. “The Board and management team are committed to ensuring a smooth transition and we are grateful that we'll continue to benefit from Bruce’s leadership during this process.” About HTLF Heartland Financial USA, Inc. is a Denver, Colorado-based bank holding company operating under the brand name HTLF, with assets of $19.4 billion as of December 31, 2023. HTLF’s banks serve customers in the West, Southwest and Midwest regions. HTLF is committed to serving the banking needs of privately owned businesses, their owners, executives and employees. Our core commercial business is supported by a strong retail banking operation, in addition to a diversified line of financial services including treasury management, wealth management and investments. Additional information is available at www.htlf.com.

### Forward-Looking Statements Certain statements in this release may constitute forward-looking statements, which can be identified by words such as “may,” “intend”, “believe”, “expect,” “anticipate”, “continue,” or other comparable words and references to future periods. These statements involve a number of risks and uncertainties, and HTLF cautions that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports HTLF files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2022. ###